Exhibit 16.1

July 22, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Faraday Future Intelligent Electric Inc. (f/k/a Property Solutions Acquisition Corp.), under Item 4.01 of its Form 8-K dated July 22, 2021. We agree with the statements concerning our Firm in such Form 8-K; We are not in a position to agree or disagree with other statements of Faraday Future Intelligent Electric Inc. (f/k/a Property Solutions Acquisition Corp.) contained therein.

Very truly yours,

/s/Marcum LLP

Marcum LLP